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                                                                    Exhibit 99.1

Thursday May 18, 12:44 pm Eastern Time

Company Press Release

SOURCE: All Communications Corp.

Merger Forming Wire One Technologies, Inc. Approved by Shareholders

HILLSIDE, N.J., May 18 /PRNewswire/ -- All Communications Corp. (OTC Bulletin
Board: ACUC - news) and View Tech, Inc. (Nasdaq: VUTK - news) today announced that their respective shareholders have approved a definitive agreement to merge the two companies, forming Wire One Technologies, Inc., one of the largest video applications service providers (Video-ASPs) in the world. All Communications and View Tech will cease trading separately at the close of trading today. The merged company, Wire One Technologies, will commence trading tomorrow on the Nasdaq National Market System under the symbol WONE.

Wire One Technologies will offer a full array of broadband-based video communications solutions, including one of the industry's first global Internet Protocol (IP) based videoconferencing subscriber services, utilizing DSL access. This service, featuring substantially reduced transmission costs and dramatically improved quality of service (QOS), will be introduced to commercial, education and government customers in the U.S. market later this year and rolled out globally in 2001.

Wire One Technologies will be led by All Communications Corporation president, CEO and chairman Richard Reiss, who will retain these positions with Wire One. The company's corporate headquarters will be based in Hillside, New Jersey, with some 25 offices nationwide.

"This merger creates a world-class organization that combines the technical expertise and state-of-the-art technologies of both companies," said Mr. Reiss. "Wire One will emerge as a company that will redefine the way organizations communicate and do business.

"We expect our new IP videoconferencing service utilizing DSL access to become the natural choice for organizations seeking to migrate from more costly ISDN-based videoconferencing to IP videoconferencing. By reducing the cost of transmission while improving QOS, this service should generate a significant increase in videoconferencing usage in both the corporate, and ultimately, the consumer markets over the next several years."

Following the merger, All Communications shareholders will receive 1.65 shares of Wire One for each share of ACUC. Each share of View Tech will represent .5 shares of Wire One. The new company will have a total of approximately 16.5 million shares outstanding.

Wire One Technologies, Inc. is a leading video applications service provider (Video-ASP), providing complete single-source voice, video, and network communications solutions to the commercial, medical, and education marketplace as well as local, state, and federal government agencies. The company has sales and marketing agreements with Polycom, Inc., Cisco Systems, RADVision, VCON, PictureTel Corporation, VTEL Corporation, Accord, Madge Networks, Sony Electronics, Lucent, Panasonic, Active Voice, AT&T, Sprint, Covad Communications and Digital Island Inc.


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The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new products; the non-binding and nonexclusive nature of reseller agreements with manufacturers; rapid technological change affecting products; the impact of competitive products and pricing, as well as competition from other resellers; possible delays in the shipment of new products; and the availability of sufficient financial resources to enable the Company to expand its operations.

SOURCE: All Communications Corp.



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